Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

fourth quarter AND YEAR END 2020 Results

TALLAHASSEE, FL – February 1, 2021 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent bank holding company for Prime Meridian Bank, today announced unaudited financial results for the quarter and year ended December 31, 2020. The Company reported net earnings of $1,541,000, or $0.50 per basic and diluted share, for the quarter ended December 31, 2020, compared to net earnings of $947,000 or $0.29 per basic and diluted share, for the quarter ended December 31, 2019.  For the year ended December 31, 2020, the Company reported net earnings of $4,458,000 or $1.42 per basic and diluted share, compared to net earnings of $3,542,000 or $1.12 per basic and diluted share, for the year ended December 31, 2019.

The Company also announced today that its Board of Directors declared an annual cash dividend of $0.14 per share of the Company's common stock.  The dividend is payable on March 2, 2021 to shareholders of record on February 11, 2021.

"We headed into a year of unknowns and turned those question marks into positives," said Sammie D. Dixon, Jr., the Company's Vice Chairman, President, and CEO. "The experience of dealing with COVID-19 reinforced the importance of relationships - with clients, with each other as a team - and with the community," he said.

"People wanted to know we cared. Our team responded with compassion and our clients and community could feel it, " he explained.  "That really made a difference. By delivering on the promise of the Paycheck Protection Program ("PPP") we proved to be one of the area's top job-savers. That was huge," he continued.

While funding a large volume of PPP loans,  the Bank maintained a strong cash position to handle non-PPP lending.  Year-over-year growth in non-PPP loans was up $75.5 million, or 22.1% and deposits increased $142.3 million, or 32.5%.

"The Bank ended the year as it began: poised for growth," said Dixon.

"As we start 2021, we are again prepared to support the communities we serve," Dixon said.  "As of January 27, 2021, over 240 new PPP applications had been initiated or were in process on behalf of current or prospective clients," he added.

Fourth Quarter 2020 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary (Unaudited)
(dollars in thousands except per share amounts)
	4Q'20	3Q'20	2Q'20	1Q'20	4Q'19
Net earnings	$1,541	$1,481	$720	$716	$947
Book value per share	$19.32	$18.81	$18.30	$17.88	$17.51
Earnings per share - Basic	$0.50	$0.47	$0.23	$0.22	$0.29
Earnings per share - Diluted	$0.50	$0.47	$0.23	$0.22	$0.29
Weighted-average basic shares outstanding	3,119,058	3,117,623	3,116,307	3,183,857	3,190,933
Weighted-average diluted shares outstanding	3,119,058	3,117,680	3,116,370	3,185,558	3,195,793
Return on average assets(1)	0.97%	0.96%	0.47%	0.56%	0.75%
Return on average equity(1)	10.44	10.27	5.09	5.09	6.84
Average yield on earning assets(1)	3.84	3.66	3.59	4.17	4.17
Net interest margin(1)	3.43	3.18	3.07	3.42	3.36
Efficiency ratio(2)	60.03	51.72	56.57	65.14	60.40
Nonperforming assets/total assets(3)	0.19	0.25	0.33	0.57	0.52

(1) Ratio has been annualized

(2) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

(3) Nonperforming assets include other real estate owned and loans greater than 90 days past due and exclude troubled debt restructuring loans (TDRs).

•	Net earnings grew to $1.5 million for the fourth quarter.
•

Adjusted pre-tax, pre-provision net earnings for the fourth quarter were $2.3 million and adjusted pre-tax, pre-provision annualized returns on average assets and average common equity were 1.45% and 15.59%, respectively. (These are considered non-GAAP financial measures. Please refer to "Non-GAAP Measures and Ratio Reconciliation" in the Tables on pages 12-13 for more detail.)

•	Book value per share of $19.32 increased 2.7% over the linked quarter and 10.3% year-over-year.
•	Deposits increased by $142.3 million, or 32.5%, since December 31, 2019. At December 31, 2020, approximately $23.4 million of the increase is estimated to be PPP-sourced deposits.
•

During the second and third quarters, the Company originated and funded 911, or $82.4 million, in PPP loans offered through the Small Business Administration ("SBA"). Of this amount, 414 loans were originated with new clients and more than a third of these borrowers have since expanded their banking relationships.

•	COVID-19 loan modifications declined 32.8% from the prior quarter and represent only 0.8% of total loans (net of PPP).
•	During the fourth quarter, 129 PPP loans totaling $15.6 million, were forgiven by the SBA.

COVID-19 Update

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets and significantly increased unemployment levels.  The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments and the duration of the pandemic and actions taken by governmental authorities to slow the spread of the disease and mitigate its economic impact.

Management believes credit quality deterioration directly related to the pandemic still could materialize in the future. Through December 31, 2020, the Company has reported 70 requests for payment deferrals or modifications on loans totaling $42.4 million. Approximately 91% of the requests were for loans secured with real estate.  At year end, 64 of these 70 loan modification requests, totaling $39.0 million, had reverted back to original pre-modification terms and are being paid as agreed. The tables below give more detail on loan modification activity and PPP loan originations through December 31, 2020.

Active Loan Deferral Requests

December 31, 2020

(dollars in thousands)

								Percent
			Average	Cumulative	Cumulative	Cumulative	Weighted	of
	Number of	Dollar	Balance	Interest	Interest	Payment	Average	Total Loan
	Loans	Amount Loans	Loans	Only	Only	Deferral	LTV Loans	Collateral
Collateral or Loan Type	Modified	Modified	Modified	3 Months	6-12 Months	9 Months	Modified	or Type
1-4 family owner occupied	2	$1,470	$735	$-	$-	$1,470	68.9%	43.7%
1-4 family non-owner occupied	-	-	-	-	-	-	-	-
CRE owner occupied	3	1,186	395	-	1,186	-	50.5	35.2
CRE non-owner occupied	-	-	-	-	-	-	-	-
Commercial & industrial	-	-	-	-	-	-	-	-
Construction/Land	1	711	711	-	711	-	21.6	21.1
Consumer	-	-	-	-	-	-	-	-
Total	6	$3,367	$561	$-	$1,897	$1,470	-	100.0%

PPP Loans by Industry

December 31, 2020

(dollars in thousands)

	Total	Avg. Loan	% of
Category	Balance	Balance	Total
Hospitality	$5,263	$67	7.9%
Real estate services and construction	10,155	63	15.2
Wholesale and retail trade and manufacturing	9,193	82	13.7
Financial, professional, and information services	17,807	97	26.7
Administrative, religious and other services	15,218	85	22.8
Healthcare services	9,138	147	13.7
Total	$66,774	$86	100.0%

Earnings Summary (Unaudited)

(dollars in thousands)

				Change 4Q'20 vs.
	4Q'20	3Q'20	4Q'19	3Q'20	4Q'19
Net interest income	$5,222	$4,745	$3,991	10.1%	30.8%
Provision for loan losses	365	621	546	(41.2)	(33.2)
Noninterest income	532	570	428	(6.7)	24.3
Noninterest expense	3,454	2,749	2,669	25.6	29.4
Income taxes	394	464	257	(15.1)	53.3
Net earnings	$1,541	$1,481	$947	4.1%	62.7%

On a linked quarter basis, a $477,000 increase in net interest income and $256,000 decrease in the provision for loan losses, were offset by lower noninterest income and a $705,000 increase in noninterest expense.  A lower effective state income tax rate in the fourth quarter (due to a final year-end tax adjustment of $63,000) ultimately led to the 4.1% increase in net earnings.

Compared to the same period a year ago, the $594,000 increase in net earnings is attributed to higher interest income on loans, higher noninterest income (driven by mortgage revenue and swap fee income), lower interest expense (driven by a lower cost of funds), and a decrease in the provision for loan losses.  Increases in noninterest expense and income tax expense partially offset these positive contributions to net income.

	For the Year Ended
	December 31, 2020	December 31, 2019	$ Change	% Change
Net interest income	$18,680	$15,417	$3,263	21.2%
Provision for loan losses	2,850	1,131	1,719	152.0
Noninterest income	1,882	1,534	348	22.7
Noninterest expense	11,959	11,186	773	6.9
Income taxes	1,295	1,092	203	18.6
Net income	$4,458	$3,542	$916	25.9%

Compared to 2019, the $916,000, or 25.9%, increase in earnings in 2020 is primarily attributed to over 20% growth in both net interest income and noninterest income, partially offset by increases in the provision for loan losses, noninterest expense and income tax expense.  The $1.7 million increase in the provision for loan losses is due primarily to $1.17 million in net charge-off activity and $559,000 in cumulative unallocated reserves to provide for potential credit deterioration associated with the COVID-19 global pandemic. Annual loan growth (excluding PPP loans) for the year 2020 was approximately $27 million higher than for the year 2019, also contributing to the higher provision.  A lower effective state income tax rate in 2020 also benefited net earnings for that period.  In response to federal tax reform, Florida's corporate income tax rate was reduced to 4.458% for the years 2019-2021 and currently is set to revert back to 5.5% on January 1, 2022.

Interest income (Unaudited)

(dollars in thousands)

				Change 4Q'20 vs.
	4Q'20	3Q'20	4Q'19	3Q'20	4Q'19
Interest income:
Loans	$5,541	$5,101	$4,237	8.6%	30.8%
Securities	270	$311	342	(13.2)	(21.1)
Other	39	$43	378	(9.3)	(89.7)
Total interest income	$5,850	$5,455	$4,957	7.2%	18.0%

On a linked quarter basis and compared to the fourth quarter of 2019, the increase in total interest income is mostly attributed to a higher volume of loans and the accelerated recognition of SBA origination fees on PPP loans that have been forgiven.  Average loan balances increased $147.6 million, or 44.7%, from the fourth quarter of 2019, with more than half of the loan growth coming from PPP loan originations in 2020.  Excluding PPP loans, the average loan balance still increased approximately $70.2 million, or 21.3%, from the same period last year, boosted primarily by commercial real estate and residential real estate loan originations.  Decreases in interest income from securities and other interest-earning assets is primarily a function of lower rates when compared to the linked quarter and the fourth quarter of 2019.

	For the Year Ended
	December 31, 2020	December 31, 2019	$ Change	% Change
Interest income:
Loans	$19,915	$16,188	$3,727	23.0%
Securities	1,394	1,309	85	6.5
Other	375	1,489	(1,114)	(74.8)
Total interest income	$21,684	$18,986	$2,698	14.2%

Despite lower loan yields, total interest income was favorably impacted year-over-year by strong growth in non-PPP loan originations and $1.7 million in total interest income related to PPP loans. The $1.1 million decrease in other interest income reflects lower yields.

Interest expense (Unaudited)

(dollars in thousands)

				Change 4Q'20 vs.
	4Q'20	3Q'20	4Q'19	3Q'20	4Q'19
Total interest expense	$628	$710	$966	(11.5)%	(35.0)%

Despite higher balances of interest-bearing liabilities, total interest expense declined $82,000 from the third quarter of 2020 and $338,000 from the fourth quarter of 2019. The average rate paid on interest-bearing liabilities has declined 52 basis points from 1.13% in the fourth quarter of 2019 to 0.61% in the fourth quarter of 2020.

Margin Analysis (Unaudited)

(dollars in thousands)

	4Q'20			3Q'20			4Q'19
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)
Interest-earning assets:
Loans(1)	$477,570	$5,445	4.56%	$459,984	$5,000	4.35%	$329,980	$4,160	5.04%
Loans held for sale	11,788	96	3.26	11,624	101	3.48	7,026	77	4.38
Debt securities available for sale	60,774	270	1.78	64,032	311	1.94	57,203	342	2.39
Other(2)	59,366	39	0.26	60,729	43	0.28	81,169	378	1.86
Total interest-earning assets	609,498	$5,850	3.84%	596,369	$5,455	3.66%	475,378	$4,957	4.17%
Noninterest-earning assets	25,629			22,485			26,500
Total assets	$635,127			$618,854			$501,878

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$349,699	$396	0.45%	$336,751	$420	0.50%	$274,903	$617	0.90%
Time deposits	61,199	232	1.52	64,967	290	1.79	64,305	345	2.15
Total interest-bearing deposits	410,898	628	0.61	401,718	710	0.71	339,208	962	1.13
Other borrowings	-	-	-	-	-	-	1,307	4	1.22
Total interest-bearing liabilities	410,898	628	0.61%	401,718	710	0.71%	340,515	966	1.13%
Noninterest-bearing deposits	158,829			152,026			100,151
Noninterest-bearing liabilities	6,372			7,431			5,872
Stockholders' equity	59,028			57,679			55,340
Total liabilities and stockholders' equity	$635,127			$618,854			$501,878

Net earning assets	$198,600			$194,651			$134,863
Net interest income		$5,222			$4,745			$3,991
Interest rate spread (3)			3.23%			2.95%			3.04%
Net interest margin (4)			3.43%			3.18%			3.36%

(1) Includes nonaccrual loans
(2) Other interest-earning assets include federal funds sold, interest-bearing deposits and Federal Home Loan Bank stock.

(3)    Interest rate spread is the difference between the total interest-earning asset yield and the rate paid on total interest-bearing liabilities.

(4)    Net interest margin is net interest income divided by total average interest-earning assets, annualized.

(5)   Annualized

The Company's net interest margin showed improvement in the fourth quarter of 2020 primarily due to the accelerated recognition of SBA origination fees on 129 forgiven PPP loans (totaling $15.6 million) and a lower cost of funds.  Management continues to expect fluctuation in its net interest margin in 2021 due to PPP loan forgiveness and another round of PPP originations.

The following table summarizes year-over-year changes in selected yields and rates.  The impact of lower market interest rates on interest-earning assets outpaced the improvement in cost of funds.

	For the Year Ended		Increase
	December 31, 2020	December 31, 2019	(Decrease)

Yield on loans, excluding held for sale	4.55%	5.13%	-0.58%
Yield on earning assets	3.79	4.39	(0.60)
Cost of interest-bearing deposits	0.77	1.16	(0.39)
Cost of funds	0.56	0.89	(0.33)
Cost of interest-bearing liabilities	0.76	1.16	(0.40)
Net interest margin	3.27	3.57	(0.30)

Provision for Loan Losses

Comparing the fourth quarter to the third quarter of 2020, the provision for loan losses decreased approximately 41.2%, or $256,000.  This decrease was in large part due to $323,000 in unallocated reserves taken during the third quarter of 2020 related to potential credit deterioration from COVID-19.

The provision for loan losses for the quarter and year ended December 31, 2020 increased substantially over the same periods in 2019.  The Company recognized $1.17 million in net charge-offs in 2020 (unrelated to the COVID-19 pandemic) and loan growth (excluding PPP loans) was approximately $27 million higher in 2020 than 2019.  The charge-offs, in conjunction with an increase in general and specific reserves and a $559,000 addition to unallocated reserves in anticipation of possible COVID-19 related credit deterioration, resulted in higher provision expense in 2020.

Noninterest income (Unaudited)

(dollars in thousands)

				Change 4Q'20 vs.
	4Q'20	3Q'20	4Q'19	3Q'20	4Q'19
Service charges and fees on deposit accounts	$57	$48	$75	18.8%	(24.0)%
Debit card/ATM revenue, net	102	91	60	12.1	70.0
Mortgage banking revenue, net	265	224	213	18.3	24.4
Income from bank-owned life insurance	64	40	42	60.0	52.4
Other income	44	167	38	(73.7)	15.8
Total noninterest income	$532	$570	$428	(6.7)%	24.3%

On a linked quarter basis, noninterest income increased across all categories, with the exception of other income. The decrease in other income was largely driven by $132,000 in interest rate swap fee income that was reported in the third quarter compared to zero swap fee income reported in the fourth quarter.

Compared to the fourth quarter of 2019, growth in debit card/ATM net revenue, mortgage banking net revenue, income from bank-owned life insurance and other income outpaced the 24.0% decline in income from service charges and fees on deposit accounts.  Increases in debit card/ATM net revenue largely stemmed from the Bank processing more debit card transactions, while the decline in service charges and fees from 2019 levels is attributed to lower non-sufficient funds ("NSF") fees. The mortgage team reported strong results in 2020, surpassing 2019 production by units, volume, and gain on sales revenue. Mortgage rates dipped to historic lows during the fourth quarter of 2020, and as a result, the volume of refinancings reached approximately 50% of our mortgage loan volume in the fourth quarter.

	For the Year Ended
	December 31, 2020	December 31, 2019	$ Change	% Change
Service charges and fees on deposit accounts	213	288	$(75)	(26.0)%
Debit card / ATM revenue, net	352	252	100	39.7
Mortgage banking revenue, net	855	667	188	28.2
Income from bank-owned life insurance	184	178	6	3.4
Gain on sale of securities available for sale	-	7	(7)	N/A
Other income	278	142	136	95.8
Total noninterest income	$1,882	$1,534	$348	22.7%

Year-over-year growth in debit card/ATM revenue, mortgage banking revenue, and other income more than offset the $75,000 decline in service charges and fees on deposit accounts.  The 26.0% decline in service charges and fees on deposit accounts is largely attributed to a $90,000 drop in NSF fees in 2020. The 39.7% increase in debit card/ATM revenue reflects higher transaction volume in 2020 and is expected to be a steady source of noninterest income in 2021. The mortgage team produced strong results in 2020, outpacing 2019 in terms of units, volume, and gain on sales revenue, while the $136,000 increase in other income resulted from the Company's addition of an interest rate hedging program in 2020 which allows commercial loan clients to swap from variable to fixed interest rates.

Noninterest expense (Unaudited)

(dollars in thousands)

				Change 4Q'20 vs.
	4Q'20	3Q'20	4Q'19	3Q'20	4Q'19
Salaries and employee benefits	$2,125	$1,498	$1,384	41.9%	53.5%
Occupancy and equipment	378	377	330	0.3	14.5
Professional fees	101	89	112	13.5	(9.8)
Marketing	143	97	178	47.4	(19.7)
FDIC Assessment	44	68	26	(35.3)	69.2
Software maintenance, amortization and other	226	205	185	10.2	22.2
Other	437	415	454	5.3	(3.7)
Total noninterest expense	$3,454	$2,749	$2,669	25.6%	29.4%

On a linked quarter basis, a $627,000 increase in salaries and benefits was the principal driver of the $705,000 increase in total noninterest expense.  The 41.9% increase in salaries and employee benefits over the third quarter of 2020 is attributed to an increase in fourth quarter incentive pay rewarding employees who assisted in the process of originating and funding PPP loans, higher commission expense attributed to a backlog of held-for-sale loans in the third quarter that were sold in the fourth quarter, and a $162,000 decrease in deferred loan costs due to fewer portfolio originations.  Marketing expense began to normalize in the fourth quarter of 2020 as the Company embarked on a company-wide relationship campaign and expanded its holiday outreach.  The FDIC lowered its deposit insurance assessment rates in the month of September, thus lowering our expense accrual in the fourth quarter of 2020.

Compared to the fourth quarter of 2019, the $741,000 increase in salaries and employee benefits reflects higher incentive pay. The $48,000 increase in occupancy costs stemmed from higher depreciation and FF&E expense, while marketing expense declined from 2019 levels due to the limitation on business and travel activities during the global COVID-19 pandemic.  FDIC assessment expense increased over the fourth quarter of 2019 due mostly to the $36,000 credit that was received in 2019 when the Deposit Insurance Fund Reserve Ratio exceeded its 1.38% threshold, but also due to a larger assessment base in 2020.

	For the Year Ended
	December 31, 2020	December 31, 2019	$ Change	% Change
Salaries and employee benefits	6,786	6,095	$691	11.3%
Occupancy and equipment	1,474	1,405	69	4.9
Professional fees	364	374	(10)	(2.7)
Marketing	541	743	(202)	(27.2)
FDIC assessment	231	119	112	94.1
Software maintenance, amortization and other	825	692	133	19.2
Other	1,738	1,758	(20)	(1.1)
Total noninterest expense	$11,959	$11,186	$773	6.9%

The increase in salaries and employee benefits expense resulted primarily from budgeted salary increases and higher incentive pay related to a higher dollar payout in 2020 and the PPP bonuses paid to employees who helped with PPP loans. As previously discussed, marketing expenses were curtailed in 2020 as the global pandemic restricted group gatherings and business travel and FDIC assessment expense increased year over year due mostly to the $36,000 credit that was received in 2019 and a larger assessment base in 2020.  The $133,000 increase in software maintenance, amortization, and other reflects a growing company and its expanded information technology needs.

Balance Sheet

At December 31, 2020, the Company reported $647.3 million in total assets, $580.6 million in deposits, and $476.7 million in net portfolio loans. This compares to $500.9 million in total assets, $438.3 million in deposits, and $337.7 million in net portfolio loans at December 31, 2019. Loan growth occurred in all categories, with the exception of consumer loans which declined slightly.  Nearly all of the net growth in the commercial sector stemmed from PPP loan originations. Excluding the $66.8 million year-end balance of PPP loans, the Company still achieved double digit loan growth, or approximately 22.1%, since 2019 due mostly to strong loan production in the commercial real estate and residential real estate sectors.  The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(dollars in thousands)

	December 31, 2020		December 31, 2019
	Unaudited		Audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$133,473	27.6%	$94,728	27.7%
Residential real estate and home equity	158,120	32.7	135,913	39.8
Construction	44,466	9.2	33,583	9.8
Commercial	141,542	29.2	69,770	20.4
Consumer	6,312	1.3	7,631	2.3
Total Loans	483,913	100.0%	341,625	100.0%

Net deferred loan (fees) costs	(1,160)		499
Allowance for loan losses	(6,092)		(4,414)
Loans, net	$476,661		$337,710

The $142.3 million increase in deposits since December 31, 2019 is attributed to increased market share resulting from our outreach efforts, deposits associated with PPP loans, and conversion of new PPP clients to expanded banking relationships.  Furthermore, existing clients have maintained additional liquidity in the current environment. PPP-sourced deposits were estimated to be $23.4 million at December 31, 2020. While management anticipates some shrinkage in deposits as PPP funds are spent, management expects the majority of the increase in total deposits will remain long term.

Total stockholders’ equity was $60.3 million, or 9.3% of total assets, at December 31, 2020 compared to $55.9 million at December 31, 2019, or 11.2% of total assets.  Increases in retained earnings and accumulated other comprehensive income were partially offset by the Company's $1.2 million share repurchase that was initiated toward the end of the first quarter.  Book value per share increased from $17.51 at December 31, 2019 to $19.32 at December 31, 2020, with 3,119,471 common shares outstanding.

As of December 31, 2020, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.09%, a 13.29% Common Equity Tier 1 Capital Ratio, a 13.29% Tier 1 Risk-Based Capital Ratio, and a 14.54% Total Risk-Based Capital Ratio.  Since December 31, 2019, the Holding Company has injected $6 million into the Bank to support growth.   The Company maintains a $15 million, 5-year revolving Line of Credit, enhancing its liquidity sources to support the ongoing capital needs of the Bank.  As of December 31, 2020, there were no outstanding borrowings under this Line of Credit.

Asset Quality

Loans totaling $1.3 million were deemed to be impaired under the Bank’s policy at December 31, 2020, with reserves on impaired loans totaling $179,000.  At December 31, 2020, the Bank had five nonaccrual loans in the aggregate amount of $1.3 million, compared to twelve nonaccrual loans totaling $2.6 million at December 31, 2019.  At December 31, 2020, the Company reported no loans greater than 90 days past due and accruing and no other real estate owned. Net charge-offs, totaling $1.2 million for the year ended December 31, 2020, were predominantly in the commercial loan category and were not related to the COVID-19 pandemic. Nonperforming assets as a percentage of total assets stood at 0.19% at the December 31, 2020. Management believes that the allowance for loan losses which was $6.1 million, or 1.46% of gross loans (excluding PPP loans), at December 31, 2020 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida. As of December 31, 2020, the Bank had 90 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

About Non-GAAP Financial Measures

Certain financial measures and ratios we present including "pre-tax, pre-provision (PTPP) net earnings," "PTPP return on average common equity," "PTPP return on average assets," and "adjusted average loan yield" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to those financial measures and ratios as "non-GAAP financial measures." We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results.

We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present, and future periods.

These non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance. A reconciliation of non-GAAP financial measures is included at the end of the financial statement tables.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands except per share amounts)

	4Q'20	3Q'20	2Q'20	1Q'20	4Q'19
Interest income:
Loans	$5,541	$5,101	$4,844	$4,429	$4,237
Securities	270	311	428	384	342
Other	39	43	62	232	378
Total interest income	5,850	5,455	5,334	5,045	4,957
Interest expense:
Deposits	628	710	737	899	962
Other borrowings	-	-	28	3	4
Total interest expense	628	710	765	902	966
Net interest income	5,222	4,745	4,569	4,143	3,991
Provision for loan losses	365	621	1,227	636	546
Net interest income after provision for loan losses	4,857	4,124	3,342	3,507	3,445

Noninterest income:
Service charges and fees on deposit accounts	57	48	44	64	75
Debit card/ATM revenue, net	102	91	79	81	60
Mortgage banking revenue, net	265	224	219	148	213
Income from bank-owned life insurance	64	40	40	40	42
Other income	44	167	32	34	38
Total noninterest income	532	570	414	367	428

Noninterest expense:
Salaries and employee benefits	2,125	1,498	1,546	1,618	1,384
Occupancy and equipment	378	377	381	338	330
Professional fees	101	89	83	91	112
Marketing	143	97	100	201	178
FDIC assessment	44	68	67	52	26
Software maintenance, amortization and other	226	205	201	193	185
Other	437	415	441	445	454
Total noninterest expense	3,454	2,749	2,819	2,938	2,669

Earnings before income taxes	1,935	1,945	937	936	1,204
Income taxes	394	464	217	220	257
Net earnings	$1,541	$1,481	$720	$716	$947

Basic earnings per common share	$0.50	$0.47	$0.23	$0.22	$0.29

Diluted earnings per common share	$0.50	0.47	0.23	0.22	0.29

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Audited
Interest income:
Loans	$5,541	$4,237	$19,915	$16,188
Securities	270	342	1,394	1,309
Other	39	378	375	1,489
Total interest income	5,850	4,957	21,684	18,986
Interest expense:
Deposits	628	962	2,973	3,560
Other borrowings	-	4	31	9
Total interest expense	628	966	3,004	3,569
Net interest income	5,222	3,991	18,680	15,417
Provision for loan losses	365	546	2,850	1,131
Net interest income after provision for loan losses	4,857	3,445	15,830	14,286
Noninterest income:
Service charges and fees on deposit accounts	57	75	213	288
Debit card/ATM revenue, net	102	60	352	252
Mortgage banking revenue, net	265	213	855	667
Income from bank-owned life insurance	64	42	184	178
Gain on sale of securities available for sale	-	-	-	7
Other income	44	38	278	142
Total noninterest income	532	428	1,882	1,534
Noninterest expense:
Salaries and employee benefits	2,125	1,384	6,786	6,095
Occupancy and equipment	378	330	1,474	1,405
Professional fees	101	112	364	374
Marketing	143	178	541	743
FDIC assessment	44	26	231	119
Software maintenance, amortization and other	226	185	825	692
Other	437	454	1,738	1,758
Total noninterest expense	3,454	2,669	11,959	11,186
Earnings before income taxes	1,935	1,204	5,753	4,634
Income taxes	394	257	1,295	1,092
Net earnings	$1,541	$947	$4,458	$3,542

Earnings per common share:
Basic	$0.50	$0.29	$1.42	$1.12
Diluted	0.50	0.29	1.42	1.12
Cash dividends per common share(1)	-	-	0.12	0.12

(1) Annual cash dividends were paid during the first quarters of 2020 and 2019.

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	4Q'20	3Q'20	2Q'20	1Q'20	4Q'19
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash & cash equivalents	$68,985	$56,004	$62,307	$72,677	$75,082
Debt securities available for sale	61,879	61,060	66,898	70,976	61,333
Loans, held for sale	13,593	14,900	8,949	8,946	6,193
Loans, net	476,661	465,642	442,574	362,436	337,710
Federal Home Loan Bank stock	493	493	493	493	404
Premises & equipment, net	8,248	8,210	8,187	8,072	7,744
Right of use lease asset	3,466	3,517	3,568	3,619	3,669
Accrued interest receivable	1,960	1,879	1,723	1,273	1,137
Bank-owned life insurance	10,685	6,621	6,581	6,541	6,501
Other real estate owned	-	234	234	234	-
Other assets	1,324	2,103	658	850	1,088
Total Assets	$647,294	$620,663	$602,172	$536,117	$500,861

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$162,013	$150,494	$146,542	$106,176	$96,807
Savings, NOW and money-market deposits	362,147	340,931	323,523	297,991	272,283
Time deposits	56,432	63,822	66,449	70,116	69,174
Total Deposits	580,592	555,247	536,514	474,283	438,264
Other borrowings	-	-	-	-	1,254
Official checks	1,109	1,577	3,373	1,391	606
Operating lease liability	3,580	3,625	3,669	3,714	3,758
Other liabilities	1,758	1,563	1,584	1,038	1,111
Total Liabilities	587,039	562,012	545,140	480,426	444,993
Total Stockholders' Equity	60,255	58,651	57,032	55,691	55,868
Total Liabilities and Stockholders' Equity	$647,294	$620,663	$602,172	$536,117	$500,861

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands except per share amounts)

	4Q'20	3Q'20	2Q'20	1Q'20	4Q'19
Per Share Data:
Earnings per common share - Basic	$0.50	$0.47	$0.23	$0.22	$0.29
Earnings per common share - Diluted	$0.50	$0.47	$0.23	$0.22	$0.29
Book value per common share	$19.32	$18.81	$18.30	$17.88	$17.51
Common shares outstanding	3,119,471	3,117,842	3,116,499	3,115,334	3,191,288
Weighted-average basic common shares outstanding	3,119,058	3,117,623	3,116,307	3,183,857	3,190,933
Weighted-average diluted common shares outstanding	3,119,058	3,117,680	3,116,370	3,185,558	3,195,793

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.97%	0.96%	0.47%	0.56%	0.75%
Return on average equity(1)	10.44	10.27	5.09	5.09	6.84
Average yield on earning assets	3.84	3.66	3.59	4.17	4.17
Net interest margin(2)	3.43	3.18	3.07	3.42	3.36
Efficiency ratio(3)	60.03	51.72	56.57	65.14	60.40
Noninterest expense/average assets(1)	2.18	1.78	1.83	2.30	2.13

Asset Quality Data:
Nonaccrual loans	$1,251	$1,315	$1,756	$2,244	$2,591
Loans 90 days past due + other real estate owned	-	234	234	787	-
Total nonperforming assets	1,251	1,549	1,990	3,031	2,591
Nonperforming assets/total assets	0.19%	0.25%	0.33%	0.57%	0.52%
Loans 30-89 days past due	$731	$-	$5	$3,029	$743
Total loans, net of held-for-sale loans	483,913	473,089	449,667	366,627	341,625
Loans 30-89 days past due / total loans	0.15%	0.00%	0.00%	0.83%	0.22%
Net charge-offs / average loans (1)	0.09%	0.03%	0.64%	0.39%	0.32%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	9.26%	9.24%	9.53%	10.75%	11.08%
Tier 1 Leverage Capital Ratio (Bank)	9.09	9.06	8.99	9.33	9.31
Common Equity Tier 1 Capital Ratio (Bank)	13.29	13.79	13.80	12.41	13.24
Tier 1 Risk-Based Capital Ratio (Bank)	13.29	13.79	13.80	12.41	13.24
Total Capital Ratio (Bank)	14.54	15.04	15.05	13.64	14.49

(1) Annualized
(2) Net interest margin is net interest income divided by total average interest-earning assets, annualized.
(3) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Quarterly Pre-Pax Pre-Provision Calculation (Unaudited)
(dollars in thousands except per share amounts)

	4Q'20	3Q'20	2Q'20	1Q'20	4Q'19
Net Income
Net earnings (GAAP)	$1,541	$1,481	$720	$716	$947
Plus: provision for loan losses	365	621	1,227	636	546
Plus: income taxes	394	464	217	220	257
PTPP net earnings (non-GAAP)	$2,300	$2,566	$2,164	$1,572	$1,750

Earnings per Share EPS
Weighted average common shares, diluted	3,119,058	3,117,680	3,116,370	3,185,558	3,195,793
EPS, diluted (GAAP)	$0.50	$0.47	$0.23	$0.22	$0.29
PTPP EPS, diluted (non-GAAP)	$0.74	$0.82	$0.69	$0.49	$0.55

Return on Average Assets (ROAA)
Average assets	$635,127	$618,854	$616,670	$510,233	501,878
ROAA (GAAP)	0.97%	0.96%	0.47%	0.56%	0.75%
PTPP ROAA (non-GAAP)	1.45%	1.66%	1.40%	1.23%	1.39%

Return on Average Equity
Average equity	$59,028	$57,679	$56,563	$56,253	$55,340
ROAE (GAAP)	10.44%	10.27%	5.09%	5.09%	6.84%
PTPP ROAE (non-GAAP)	15.59%	17.80%	15.30%	11.18%	12.65%

Adjusted Average Loan Yield:
Average loans, excluding loans held for sale	$477,570	$459,984	$427,902	$352,921	$329,980
Less average PPP loans	(77,367)	(82,132)	(62,086)	-	-
Adjusted average loans, excluding loans held for sale and PPP (non-GAAP)	$400,203	$377,852	$365,816	$352,921	$329,980

Interest on loans, excluding loans held for sale	5,445	5,000	4,745	4,363	4,160
Less interest income and earned fee income on PPP loans	(803)	(530)	(392)	-	-
Adjusted interest on loans, excluding loans held for sale and PPP (non-GAAP)	$4,642	$4,470	$4,353	$4,363	$4,160

Average loan yield, excluding loans held for sale (GAAP)	4.56%	4.35%	4.44%	4.95%	5.04%
Adjusted average loan yield, excluding loans held for sale and PPP (non-GAAP)	4.64%	4.73%	4.76%	-	-

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Pre-Tax Pre-Provision Calculation Unaudited)
(dollars in thousands except per share amounts)

	For the Year Ended
	December 31, 2020	December 31, 2019
Net Income
Net earnings (GAAP)	$4,458	$3,542
Plus: provision for loan losses	2,850	1,131
Plus: income taxes	1,295	1,092
PTPP net earnings (non-GAAP)	$8,603	$5,765

Earnings per Share EPS
Weighted average common shares, diluted	3,134,124	3,159,635
EPS, diluted (GAAP)	$1.42	$1.12
PTPP EPS, diluted (non-GAAP)	$2.74	$1.82

Return on Average Assets (ROAA)
Average assets	$595,363	$456,797
ROAA (GAAP)	0.75%	0.78%
PTPP ROAA (non-GAAP)	1.45%	1.26%

Return on Average Equity (ROAE)
Average equity (GAAP)	$57,386	$53,172
ROAE (GAAP)	7.77%	6.66%
PTPP ROAE (non-GAAP)	14.99%	10.84%

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2300
Prime Meridian Holding Company
Website: www.primemeridianbank.com